UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report: June 6, 2006

a21, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or Other Jurisdiction of Incorporation)	000-51285 (Commission File Number)	74-2896910 (I.R.S. Employer Identification No.)
7660 Centurion Parkway, Jacksonville, Florida (Address of Principal Executive Offices)		32256 (Zip Code)

Registrant’s telephone number, including areas code: (904) 565-0066

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Pursuant to the terms of an agreement (the “Agreement”) between a21, Inc. (the “Company”), the Company’s subsidiary SuperStock, Inc. (“SuperStock”) and Haim Ariav, dated June 12, 2006, Mr. Ariav agreed that his employment with the Company and SuperStock terminated as of May 25, 2006. He also resigned from the Company’s and SuperStock’s Board of Directors as of the date of the Agreement. Pursuant to the Agreement, the Company and SuperStock will, in the aggregate, pay Mr. Ariav severance equal to 12 month’s salary, in the amount of $120,000, paid in installments, in accordance with the Company’s payroll practices. In addition, the Company and SuperStock will, in the aggregate, pay Mr. Ariav an amount equal to his accrued and unused vacation days.

In addition, the Company will accelerate the vesting of 62,500 of Mr. Ariav’s unvested shares of restricted stock and 100,000 of Mr. Ariav’s unvested stock options. The Company agreed that all of Mr. Ariav’s vested stock options may be exercised by Mr. Ariav until the earlier of (i) the date such vested stock options would otherwise have expired by their terms, or (ii) May 25, 2007.

In addition, in connection with the Agreement, the Executive acknowledged and agreed that all right, title and interest in and to the approximately 1,205 images he photographed while an employee of SuperStock are the sole and exclusive property of the SuperStock.

Mr. Ariav’s employment agreement was terminated in connection with the Agreement.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 6, 2006, Haim Ariav’s employment as the Chief Creative Officer of the Company and as the Chief Creative Officer and President of SuperStock terminated as of May 25, 2006. On June 12, 2006, Mr. Ariav entered into the Agreement pursuant to which he resigned from the Company’s Board of Directors. The foregoing did not result from a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Please see the disclosure in Item 1.01 above for a description of the terms of Mr. Ariav’s Agreement with the Company.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description

10.1	Agreement between a21, Inc. and Haim Ariav, dated June 12, 2006

99.1	Press Release dated June 12, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

a21, INC.
Dated: June 12, 2006
	By:	/s/ Thomas Costanza
Thomas Costanza
Chief Financial Officer

Exhibit	Description

10.1	Agreement between a21, Inc. and Haim Ariav, dated June 12, 2006

99.1	Press Release dated June 12, 2006